Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2008 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K for the year ended December 31, 2007 of American International Group, Inc.
     We also consent to the reference to us under each heading “Experts” in the Registration Statements on Form S-3 (File Nos. 333-143992 and 333-106040) that are incorporated by reference into this Registration Statement.
PricewaterhouseCoopers LLP
New York, New York
May 12, 2008

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